Exhibit 99.1
For Immediate Release
Globecomm Systems Acquires Mach6
HAUPPAUGE, N.Y., March 2, 2009 /BusinessWire/ — Globecomm Systems Inc. (NASDAQ: GCOM), a leading provider of satellite-based communications infrastructure solutions and services on a global basis, announced today that the Company has acquired privately held Mach6, a satellite services provider headquartered in the Netherlands.
The purchase price was $5.9 million in cash, which was funded through Globecomm’s existing cash position. The shareholders of Mach6 can also receive up to 300,000 shares of Globecomm common stock, subject to an earn-out based on certain net income milestones, which must be achieved within twelve months.
Mach6 is a service provider and teleport operator, experienced in multiple vertical markets such as the maritime sector, government, and satellite service providers. The company employs approximately 30 staff and has a high concentration of recurring service revenues in the government and maritime marketplaces. Mach6’s unaudited revenues for the twelve-months ending December 31, 2008 were approximately $10 million, which would have increased Globecomm’s existing service segment revenue by approximately 14% during that period. The transaction is expected to be immediately accretive to Globecomm’s diluted earnings per share.
The acquisition of Mach6 expands Globecomm’s growing recurring service revenue base, provides the Company with further entrée into the growing maritime market and adds further penetration into key government markets, currently being served by Globecomm. The transaction also provides Globecomm with a key Western European presence as Globecomm continues to expand its global network footprint. Previously, Globecomm had announced a Global Broadband Satellite Maritime Solution in partnership with Mach6.
“We decided to move forward with this transaction due to a strong cultural fit between the organizations, led by the desire to provide seamless global satellite services to the maritime industry and to add high quality managerial and technical bench strength,” said David Hershberg, Chief Executive Officer, President and Chairman of Globecomm Systems Inc. He continued: “These attributes complement our continued vision of building the industry’s most prolific end-to-end satellite services company. Globecomm has developed a strictly enforced acquisition methodology that was satisfied by Mach6. Mach6’s access to Globecomm’s robust global network footprint and deep technical staff should accelerate their growth in each of the market segments they serve. I welcome Principals Patrick Visser, Albert Jan Post and the Mach6 employees to the Globecomm team.”
Keith Hall, Chief Operating Officer of Globecomm Network Services added: “The integration of Mach6 immediately enhances our vision of an IP platform seamlessly supporting governments, enterprises, service providers and broadcasters around the globe.”  Mr. Hall further noted that “the core maritime capabilities of Mach6 provide immediate value to our portfolio of application-based service offerings.  The maritime industry is showing a growing appetite for broadband satellite services, and Mach6 and the 140 vessels they currently service will be the cornerstone for advancing Globecomm’s development of this market segment.”

Patrick Visser, founder and General Director of Mach 6, who will be responsible for leading the company in the Netherlands, said: “My co-founder Albert Jan Post and I are particularly excited to become a part of the Globecomm family of companies. We expect that Mach 6 will benefit from Globecomm’s technical and administrative support in several areas to enable our full potential in capturing market share with the range of potential customers from small and medium enterprises to multi-nationals and ISPs.”
About Globecomm Systems
Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, managed network services and life cycle support services. Globecomm’s customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, Hong Kong, the Netherlands, the United Arab Emirates and Afghanistan.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K and most recent Quarterly Report of Form 10-Q, including without limitation under the captions ''Risk Factors’’ and ''Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
For more information contact:
David Hershberg: Chairman and Chief Executive Officer 631-231-9800, Globecomm Systems Inc.
Matthew Byron: Vice President, Corporate Office 631-457-1301, Globecomm Systems Inc.
Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, NY 11788-3816, USA.
TEL: 631 231-9800, FAX: 631 231-1557;
Email: ir@globecommsystems.com; Web: www.globecommsystems.com.